Exhibit 14.1

SUMMIT BANCSHARES, INC.

AMENDED AND RESTATED CODE OF ETHICS AND STANDARDS OF CONDUCT

I.        INTRODUCTION

          The purpose of this Amended and Restated Code of Ethics and Standards of Conduct (this “Code”) is to describe the standards of conduct and business ethics expected of directors, officers and employees of Summit Bancshares, Inc. and its subsidiaries (collectively, the “Company”).  The Company’s reputation and integrity are its most valuable assets and are determined by the collective and individual actions of its directors, officers and employees.  No business demands more integrity, trustworthiness and high personal example than banking.  The public at large, as well as the Company’s shareholders and customers, have a right to expect the highest degree of personal performance and example from each director, officer and employee of the Company.

          This Code prescribes the minimum standards of conduct and business ethics expected of the Company’s directors, officers and employees to assist them in avoiding situations which might reflect unfavorably upon the Company as well as upon themselves.  This Code is intended to provide guidance for the directors, officers and employees regarding their conduct in performing their duties to the Company.  Although a particular situation or circumstance may not be expressly covered by this Code, you will be required to abide by the spirit and the standards that this Code seeks to advance.  Any prohibited conduct shall be considered prohibited by this Code whether made by such person directly or indirectly.

II.      OBSERVANCE OF HIGH STANDARDS OF CONDUCT

          Each director, officer and employee of the Company must demonstrate the highest standards of ethics and conduct in the discharge of his or her responsibilities for or on behalf of the Company.  Under the Code, a director, officer or employee of the Company must conduct business for the Company in the full spirit of honest and lawful behavior, and no director, officer or employee shall cause another person to act otherwise, either through inducement, manipulation or coercion.  No director, officer or employee of the Company may knowingly furnish false or misleading information to the Company, its independent auditors, any governmental agency or any other person.  In addition, directors, officers and employees of the Company are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company or its independent auditors for the purpose of rendering the Company’s financial statements misleading.

III.     COMPLIANCE WITH LAWS

          The Company is committed to conducting its business affairs with honesty and in full compliance with all applicable laws, rules and regulations.  Accordingly, each director, officer and employee of the Company must comply fully with the laws, rules and regulations that apply to the Company, including banking laws and the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.  No director, officer or employee of the Company should at any time take any action on behalf of the Company which violates any laws, rules or regulations applicable to the Company. Employees are responsible for communicating with their supervisors to determine which laws, rules, regulations and Company policies and procedures apply to their position and what training or counseling may be necessary to understand and comply with them.

IV.     CONFLICTS OF INTEREST

          Each director, officer and employee of the Company should avoid conflicts of interest.  The term “conflict of interest” is not easy to define, but it most frequently refers to a transaction, relationship or other arrangement in which an individual’s private interests interfere in any way, or even appear to interfere, with the interests of the Company.  A conflict of interest can exist where a director, officer or employee of the Company or a member of his or her immediate family has a financial interest in a customer, supplier or other person or company dealing with the Company.  If the financial interest is of such a nature that it might affect his or her judgment or decisions concerning a customer, supplier or other person or company dealing with the Company, a conflict of interest exists.  All Company-related business conducted by directors, officers and employees should solely serve the best interests of the Company.

          Conflicts of interest may not always be clear-cut, so if a question arises, a director, officer or employee should consult with the appropriate parties within the Company as provided in this Code.

          Directors, officers and employees are reminded that Federal Reserve Regulation L forbids any director, officer or employee of the Company from being at the same time a director, officer or employee of any other company, banking association, savings company, or trust company organized under the applicable federal law or organized under the laws of any state or of the District of Columbia, if it is in the same city, village, or town, or one that is contiguous or adjacent to that of the Company.  Employees may not serve as an officer, director, or advisory director for an outside for-profit business organization without prior written approval of the CEO.

          Any director or executive officer of the Company who is aware of any existing or potential conflict of interest should immediately disclose such conflict of interest to the Audit Committee of the Board of Directors of the Company (the “Audit Committee”).  Any other officer or employee of the Company who is aware of any existing or potential conflict of interest should immediately disclose in writing such conflict of interest to his or her supervisor, who shall in turn report such conflict of interest to the Human Resources Department.

          After such disclosure is made, the conflict of interest will be reviewed by the Audit Committee (for directors and executive officers of the Company) or the Chief Executive Officer (the “CEO”) of the Company (for other officers and employees of the Company) and a decision will be made as to whether the conflict of interest requires a waiver of this Code, termination of the activity or other appropriate action.  Each director, officer and employee of the Company is encouraged to request pre-clearance from the Audit Committee (in the case of directors or executive officers of the Company) or the CEO (in the case of other officers and employees of the Company) for any relationship, transaction or arrangement that could be expected to constitute a potential conflict of interest.

V.     INTEGRITY OF BOOKS AND RECORDS

          The integrity of the Company’s recordkeeping and reporting systems must be respected at all times.  Officers and employees of the Company who are responsible for conducting the legitimate business affairs of the Company will also be responsible for ensuring that such business affairs are promptly and properly reflected in the books, records and accounts of the Company.  The following guidelines shall apply to officers and employees of the Company who prepare, maintain or have custody of the Company’s books, records and accounts:

(a)	Failure to record bona fide transactions, assets or liabilities is prohibited;

(b)	The use of Company funds or assets for any unlawful or improper purpose is prohibited;

(c)	Undisclosed or unrecorded funds or assets of the Company must not be established for any purposes;

(d)	False or artificial entries must not be made in the books or records of the Company for any reason, and no officer or employee is to engage in any arrangement that results in such prohibited acts;

(e)

No payment on behalf of the Company will be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described in the documents supporting the payment;

(f)	Officers and employees must not improperly use or permit others to improperly use Company property or materials; and

(g)	Any director, officer or employee who discovers a falsified record (or who is requested to falsify a record) is required to promptly report that fact to the Audit Committee.

          In addition, no director, officer or employee of the Company may knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, book, account, document or tangible object with the intent either to impair the integrity or availability of such record, book, account, document or object in an official proceeding or to obstruct, impede, direct or influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States or any bankruptcy case, or in relation to, or contemplation of, any such matter or case.

VI.     CONFIDENTIAL INFORMATION

          All information about the Company, its business, shareholders, customers and suppliers is considered to be confidential, and directors, officers and employees of the Company are prohibited from disclosing such confidential information to the public.  In addition, the Company strictly prohibits directors, officers and employees from using confidential information obtained through such person’s relationship with the Company for his or her own benefit or for the benefit of his or her family, friends or acquaintances.

          The use of confidential information received by either the investment or loan divisions of the Company may not be provided to the trust department of the Company for investment of discretionary funds or advice to customers and vice versa.  Any transfers of information regarding customer accounts must be strictly limited to information that is generally available to the public.

          Any director, officer or employee of the Company who knows of any material fact about the Company or its customers or suppliers which has not been disclosed to the public (commonly known as “inside information”) may not engage in any transaction in the securities of the Company or its customers or suppliers, as applicable, until such information has been disclosed to the public unless otherwise prohibited by this Code.  In addition, no director, officer or employee may disclose such inside information to his or her family, friends or acquaintances.  Examples of inside information include earnings figures, plans for stock splits and dividends, and proposed mergers and acquisitions.  Improper use by a director, officer or employee of inside information can lead to civil and criminal actions against such person and the Company and is therefore strictly prohibited.

          All directors and officers of the Company shall fully comply with all of the terms and provisions of the Company’s Insider Trading Policy Statement.  In addition, other employees of the Company who receive written notice that they are subject to the Insider Trading Policy Statement must also fully comply with all of its terms and provisions.

VII.   CORPORATE OPPORTUNITY

          Unless the Company has renounced or otherwise declined to pursue the opportunity or the Board otherwise permits or approves the activity, as applicable, directors, officers and employees of the Company must not (i) take for themselves personally opportunities that are discovered through their relationship with the Company, (ii) use Company property or information or their positions within the Company for personal gain or (iii) compete with the Company.

VIII.  COMMUNICATIONS

          The CEO and the executive officers of the Company are responsible for making public communications about the financial and business condition of the Company and are to cause full, fair, accurate, timely and understandable disclosure in reports and documents filed by the Company with the Securities and Exchange Commission and in other public communications of the Company.  In particular, the CEO and the executive officers of the Company are required to maintain familiarity with the disclosure requirements under applicable laws, rules and regulations and are prohibited from knowingly misrepresenting or omitting, or causing others to misrepresent or omit, materials facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors.

IX.     BANK BRIBERY AMENDMENT ACT OF 1985

          Each director, officer and employee of the Company is encouraged to be familiar with the Bank Bribery Amendment Act of 1985 (the “Act”).  Most of the standards of conduct set forth in this Code address proper and improper behavior of directors, officers and employees of the Company that is also covered by the Act.  However, the standards of conduct set forth in this Code are not a substitute for the legal standards set forth in the Act.

          The Act generally provides for criminal and civil penalties for (i) any person who corruptly gives, offers, or promises anything of value to any person with intent to influence or reward an officer, director, employee, agent or attorney of a financial institution in connection with any business or transaction of such institution or (ii) any officer, director, employee, agent or attorney of a financial institution who corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept, anything of value from any person intending to be influenced or rewarded in connection with any business or transaction of such institution.

          Any person who violates the Act may be fined up to $1,000,000 or three times the value of the thing given, offered, promised, solicited, demanded, accepted or agreed to be accepted, whichever is greater.  In addition, any person who violates the Act may be imprisoned for a term of up to thirty (30) years.  In the event the value of the thing given, offered, promised, solicited, demanded, accepted or agreed to be accepted does not exceed $1,000, such person may still be fined under the Act but not imprisoned for a period exceeding one (1) year.  The Act does not prohibit the payment of bona fide salary, wages, fees or other compensation paid, or expenses paid or reimbursed, to directors, officers and employees in the usual course of business of the Company.

          Any waiver of this Code for any director, officer or employee for conduct contemplated by the Act will not relieve him or her from liability under the Act if his or her actions are later determined to be illegal by governmental authorities.  To help ensure compliance with the Act, any director, officer or employee who is offered or receives anything valued at over $50 in connection with Company business, except as set forth above, must make full written disclosure thereof to the CEO.  Such disclosure must be made even if acceptance of such item is declined.

X.      POLITICAL RELATED ACTIVITIES

          Unless prior written approval is obtained from the Audit Committee in the case of directors or executive officers and the CEO in all other cases, directors, officers and employees of the Company may not become a candidate for any elected public office, engage in outside employment with any governmental agency or accept an appointment to any government position during their tenure with the Company.

          Various laws, rules and regulations prohibit the Company from engaging in politics or making contributions or expenditures which are directly or indirectly related to the nomination or election of any candidate to any political office, any primary election or any political convention or caucus held to elect candidates for any political activities.  As a result, no Company funds, property of any kind or services shall be used directly or indirectly in connection with any of the foregoing activities.  This restriction does not prohibit directors, officers and employees from making proper political contributions to the candidates, parties or committees of their choice.

XI.    LEGAL ADVICE

          Directors, officers and employees of the Company must not make any representations to the Company’s customers concerning the legality or illegality of any proposed transaction in their capacity as a director, officer or employee of the Company.  All legal issues arising in connection with negotiations or discussions with the Company’s customers should be referred to the Company’s attorneys or the customer’s attorneys as is appropriate in the circumstances.  In addition, it is the Company’s policy that no director, officer or employee of the Company may recommend any attorney, accountant, insurance or real estate agent, stockbroker, underwriter and the like to the Company’s customers, unless in every case several names are given without indicating favoritism.

XII.   REPORTING

          Any director or executive officer of the Company having knowledge of any actual or suspected violation of this Code must promptly report such violation to the Audit Committee.  Any other officer or employee of the Company having knowledge of any actual or suspected violation of this Code must promptly report such violation to his or her supervisor, who shall in turn report such violation to the Human Resources Department.  Alternatively, any officer or employee of the Company may report any actual or suspected violation of this Code to the Audit Committee in accordance with the Company’s Communication of Complaints and NonRetaliation Policy, a copy of which is available on the Company’s website.

          The Company will not retaliate against any officer or employee of the Company for reporting another person’s actual or suspected violation of this Code, for providing to law enforcement agencies any truthful information relating to the commission or possible commission of any federal offense, or for providing information on any action such officer or employee reasonably believes to be a violation of federal banking and securities laws or other federal laws relating to fraud against the Company’s shareholders.

XIII.  COMPLIANCE AND DISCIPLINARY ACTION

          Any director, officer or employee of the Company who violates this Code, or knowingly permits an officer or employee of the Company under his or her supervision to do so, may be subject to immediate disciplinary action, up to and including termination of employment and/or civil and criminal redress.  In addition, the Company will notify the appropriate civil or criminal authorities when violations of this Code involve apparent or actual violations of applicable laws, rules or regulations.

          Any officer or employee of the Company having knowledge of, but failing to report, any violation of this Code may be subject to similar disciplinary action.  Any suspected violation of this Code will be reviewed by the Audit Committee (in the case of suspected violations involving any director or executive officer of the Company) or the CEO (in the case of suspected violations involving any other officer or employee of the Company).

XIV.  WAIVERS

          Any waiver of this Code for any director or executive officer of the Company may be granted only by the Board upon recommendation of the Audit Committee, and any such waiver must be promptly reported on the Company’s website or otherwise disclosed to the public as required by applicable law, rules or regulations.  Any waiver of this Code for other officers or employees of the Company may be granted only by the CEO.

XV.   ACKNOWLEDGEMENT

          Each director, officer and employee of the Company will be required to sign a written statement certifying that such person has received, read and understands his or her obligations under this Code.